Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Triumph Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, to be issued under the Triumph Financial, Inc. 2014 Omnibus Incentive Plan, as amended	457(h)	450,000	$72.13	$32,458,500	$0.0001476	$4,790.87

Total Offering Amounts					$32,458,500		$4,790.87

Total Fee Offsets							$0

Net Fee Due							$4,790.87

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $72.13 represents the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on December 12, 2023.